Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

September 21, 2022

Board of Directors

CNB Financial Corporation

1 South Second Street

P.O. Box 42

Clearfield, Pennsylvania 16830

Ladies and Gentlemen:

We are acting as counsel to CNB Financial Corporation, a Pennsylvania corporation (the “Company”), in connection with the public offering of 4,257,446 shares of the Company’s common stock, no par value per share (the “Shares”) (including 555,319 Shares issued upon the exercise of the Underwriters’ option to purchase additional Shares), pursuant to the terms of the Underwriting Agreement (the “Agreement”), dated September 15, 2022, between the Company and PNC Capital Markets LLC, d/b/a PNC FIG Advisory, as representative of the underwriters named therein (the “Underwriters”). The offering by the Company is being made pursuant to a prospectus supplement dated September 16, 2022 and the accompanying prospectus dated June 25, 2020 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (File No. 333-236-018) (the “Original Registration Statement”), as amended by the registration statement on Form S-3 filed with the Commission pursuant to Rule 462(b) (the “462(b) Registration Statement,” and together with the Original Registration Statement, the “Registration Statement”) under the the Securities Act of 1933, as amended (the “Securities Act”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinion hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Beijing Birmingham Boston Brussels Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston Johannesburg London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Munich New York Northern Virginia Paris Perth Philadelphia Rome San Francisco So Paulo Shanghai Silicon Valley Singapore Sydney Tokyo Warsaw Washington, D.C. Associated Offices: Budapest Jakarta Riyadh Shanghai FTZ Ulaanbaatar. Business Service Centers: Johannesburg Louisville. Legal Services Center: Berlin. For more information see www.hoganlovells.com

CNB Financial Corporation	September 21, 2022

This opinion letter is based as to matters of law solely on the applicable provisions of the Pennsylvania Business Corporation Law of 1988 currently in effect. We express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) issuance of the Shares pursuant to the terms of the Agreement, and (ii) receipt by the Company of the consideration for the Shares specified in resolutions of the Board of Directors of the Company and the Pricing Committee thereof, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and the Prospectus. We assume no obligation to advise of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP